EXHIBIT 99.3

Trammell Crow Company
Balance Sheet
(in thousands)

	June 30, 2006	December 31, 2005
	(UNAUDITED)	(A)
Assets:
Current assets
Cash and cash equivalents	$37,586	$76,919
Restricted cash	3,406	1,416
Accounts receivable, net of allowance for doubtful accounts	115,875	127,784
Receivables from affiliates	2,236	2,146
Notes and other receivables	25,359	16,303
Deferred income taxes	3,860	3,935
Real estate under development(B)	196,894	120,697
Real estate and other assets held for sale(C)	19,589	39,543
Marketable securities	1,961	542
Other current assets	36,200	27,393
Total current assets	442,966	416,678

Furniture and equipment, net	19,885	19,787
Deferred income taxes	13,631	16,270
Real estate under development(B)	117,486	108,849
Real estate held for investment(B)	112,010	88,787
Investments in unconsolidated subsidiaries(D)	190,465	175,411
Goodwill, net	75,245	75,239
Receivables from affiliates	7,021	7,458
Marketable securities	17,388	18,089
Other assets	27,224	21,599
	$1,023,321	$948,167

Liabilities and Stockholders’ Equity:
Current liabilities
Accounts payable	$33,387	$31,698
Accrued expenses	121,254	155,597
Income taxes payable	2,798	16,313
Current portion of long-term debt	2,664	1,302
Current portion of notes payable on real estate	200,099	124,682
Liabilities related to real estate and other assets held for sale(E)	12,506	26,930
Other current liabilities	6,752	5,948
Total current liabilities	379,460	362,470
Long-term debt, less current portion	85,041	35,034
Notes payable on real estate, less current portion	122,968	106,216
Other liabilities	15,285	13,448
Total liabilities	602,754	517,168
Minority interest	35,491	29,528

Stockholders’ equity
Preferred stock	—	—
Common stock	379	379
Paid-in capital	182,821	205,084
Retained earnings	250,241	240,887
Accumulated other comprehensive income	4,161	1,713
Less: Treasury stock	(52,526)	(32,776)
Unearned stock compensation, net	—	(13,816)
Total stockholders’ equity	385,076	401,471
	$1,023,321	$948,167

(A) In accordance with FAS 144, certain assets and liabilities at December 31, 2005, have been reclassified to conform to the presentation at June 30, 2006.

(B) Total real estate owned was $445,375 and $357,613 at June 30, 2006 and December 31, 2005, respectively.

(C) Real estate and other assets held for sale consist of the following:

	June 30, 2006	December 31, 2005
Real estate(B)	$18,985	$39,280
Other assets	604	263
	$19,589	$39,543

(D) Investments in unconsolidated subsidiaries consist of the following:	June 30, 2006	December 31, 2005
Real estate development	$50,866	$44,496
Other	139,599	130,915
	$190,465	$175,411

(E) Liabilities related to real estate and other assets held for sale consist of the following:	June 30 2006	December 31, 2005
Notes payable on real estate	$10,253	$25,260
Other liabilities	2,253	1,670
	$12,506	$26,930